UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Thirdline Real Estate Income Fund

Address of Principal Business Office:

1310 Roseneath Road, Suite 200

Richmond, VA 23230

Telephone Number:

(804) 564-6810

Name and Address of Agent for Service of Process:

Capitol Services, Inc.

1675 South State Street, Suite B

Dover, Delaware 19901

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Richmond and state of Virginia on the 13th day of April, 2021.

Thirdline Real Estate Income Fund

By:	/s/ Lawrence Eiben
Lawrence Eiben
Sole Trustee

Attest:	/s/ Wade Bridge
Wade Bridge
Secretary